EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-13320, No. 333-10312 and No. 333-132736 on Form S-8 and No. 333-168870 on Form F-3 of our report dated June 29, 2011 relating to the consolidated financial statements as of March 31, 2011 and for the year ended March 31, 2011 of Highway Holdings Limited and its subsidiaries (the “Group”), appearing in the annual report on Form 20-F of the Group for the year ended March 31, 2011.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Hong Kong
June 29, 2011